Exhibit 10.17

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Execution Version

FFL COMMITMENT AND EXTENSION AGREEMENT

This FFL COMMITMENT AND EXTENSION AGREEMENT (this “Agreement”) is made as of December 12, 2017, by and among Toshiba Memory Corporation, a Japanese corporation (“TMC”), Western Digital Corporation, a Delaware corporation (“WD”), SanDisk LLC, a Delaware limited liability company (“SanDisk”) and SanDisk Flash B.V., a company organized under the laws of the Netherlands (“SanDisk BV” and, together with WD, SanDisk and TMC, the “Parties”).

WHEREAS, Toshiba Corporation (“Toshiba”), SanDisk and SanDisk B.V. entered into that certain Flash Forward Master Agreement on July 13, 2010 (as amended, the “FF Master Agreement”), and the other FF Operative Documents, which collectively provide for the management and operation of Flash Forward Limited, a Japanese godo kaisha (“Flash Forward”) and which by their terms are set to expire as of December 31, 2025;

WHEREAS, on May 12, 2016, SanDisk Corporation, together with its Subsidiaries, became wholly owned indirect Subsidiaries of WD and SanDisk Corporation subsequently converted from a Delaware corporation to a Delaware limited liability company that is now known as SanDisk LLC;

WHEREAS, on even date herewith, WD, Toshiba, and TMC entered into the Parent Guarantee and Undertaking as to Collaboration, which sets forth, among other things, certain rights and obligations of the parties thereto with respect to WD’s participation in activities related to the Collaboration (as defined therein), including those contemplated by the FF Operative Documents;

WHEREAS, Toshiba and TMC claim that, effective as of April 1, 2017, Toshiba completed a corporate demerger by operation of law that transferred to TMC, Toshiba’s wholly-owned Subsidiary, substantially all of the assets and liabilities of Toshiba’s memory business, and that TMC has assumed Toshiba’s position as a party to the FF Operative Documents;

WHEREAS, following the execution of the Confidential Settlement and Mutual Release Agreement, dated as of even date herewith, by and among the Toshiba, TMC, WD, SanDisk, and certain of SanDisk’s Subsidiaries, Toshiba intends to transfer certain other assets and liabilities related to Toshiba’s memory business to TMC, including Toshiba’s equity ownership interests in Flash Forward; and

WHEREAS, the Parties desire to extend the term of Flash Forward, the FF Master Agreement and the other FF Operative Documents, and to specify the terms and conditions on which such extension is hereby agreed;

NOW, THEREFORE, on the terms and subject to the conditions and limitations set forth in this Agreement, with reference to Section 2.1 of Appendix A to the FF Operative Documents and Section 2.4 of the FF Operating Agreement, the Parties hereby agree as follows:

Execution Version

1. RELATION TO FF OPERATIVE DOCUMENTS

1.1 Application of Appendix A. Appendix A to the FF Operative Documents, as amended by this Agreement (“Appendix A”), shall apply to this Agreement. The capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in Appendix A (or, if not defined in Appendix A, the respective meanings assigned to them in the FF Master Agreement) and the rules of construction and documentary conventions set forth in Appendix A shall apply to this Agreement as if set forth herein.

1.2 Effect of this Agreement. Except as expressly set forth in this Agreement, the FF Operative Documents shall be unaffected by this Agreement, and this Agreement shall be governed by and subject to the terms of the FF Operative Documents as amended hereby. From and after the date of this Agreement, each reference in any FF Operative Document to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to such FF Operative Document in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Agreement or as otherwise expressly provided) shall be deemed to mean such FF Operative Document, as amended by and giving effect to this Agreement, whether or not such amendment is expressly referenced.

1.3 Addition to FF Operative Documents. This Agreement shall be deemed to be an FF Operative Document and the definition of “FF Operative Documents” as set forth in Appendix A is hereby amended so as to include this Agreement.

2. EXTENSION

2.1 FFL Term Extended. Section 2.4 (“Term; Extension”) of the FF Operating Agreement is hereby amended and restated in its entirety as follows:

“Term; Extension. The Company shall be terminated on December 31, 2027, unless extended by mutual written agreement of all the Members or earlier terminated in accordance with Section 11 (Dissolution). Any such extension shall be effective only upon the written agreement of all of the Members and shall be on such terms and for such period as set forth in such agreement. The Members agree to meet, no later than December 31, 2026, to discuss the possible extension of the term of the Company.”

2.2 Flash Forward Articles of Incorporation. Promptly following the date hereof, the Parties shall cause Article 4 of the Articles of Incorporation of Flash Forward to be amended to extend the term of Flash Forward to December 31, 2027.

3. OTHER COVENANTS AND AMENDMENTS

3.1 Material Breach. Section 9.1 (“Termination”) of the FF Master Agreement is hereby amended to add the following provision as a new Section 9.1(l) thereof:

“(l) The Parties agree and acknowledge that in the event of a final determination by an arbitral tribunal under Section 2.5 of Appendix A that a Party has committed or is

Execution Version

committing a continuing material breach of any of [***] of this Agreement that would reasonably be expected to cause material damage to Flash Forward or the non-breaching Party (any such breach, a “Material Breach”), and the breaching Party fails to cure such breach within [***] after such determination, then the non-breaching Party shall have as a remedy for Material Breach the termination of Flash Forward and of this Agreement and the FF Operative Documents, in addition to all other legal and equitable remedies available to such Party. Notwithstanding anything to the contrary in Appendix A, any such termination shall constitute an “Event of Default” of the breaching Party for all purposes of this Agreement and of that certain FFL Commitment and Extension Agreement dated as of December 12, 2017.

In the event that a Party asserts a Material Breach in a written notice to the other Party, the dispute shall proceed as specified in Section 2.5 of Appendix A, provided, however, that

(i) no matters other than the existence of such Material Breach (and counterclaims and defenses directly related to the conduct or circumstances underlying the asserted Material Breach) shall be submitted to or determined by the arbitral tribunal;

(ii) the Parties shall use their respective reasonable best efforts to complete and finalize the Terms of Reference within [***] following such assertion of Material Breach; and

(iii) the Parties shall instruct the arbitral tribunal, with the full assistance and cooperation of the Parties, to endeavor to submit its draft award on the existence of the Material Breach to the Court of Arbitration of the ICC for approval within [***] following the effective date of the Terms of Reference, provided, that any failure to issue an award in such time period shall not be considered a defense or objection to the enforcement of such award.

The Parties agree to attempt in good faith to resolve any potential claim for Material Breach.”

3.2 Restructuring Costs. Section 9.1(j) of the FF Master Agreement is hereby amended and restated in its entirety as follows:

“In connection with any termination of Flash Forward, the FF Master Agreement and/or the FF Operating Agreement:

(i) the Parties shall exercise their respective reasonable best efforts to plan such termination in advance with the goal of minimizing related costs;

(ii) with respect to employees of TMC and employees of WD or any of its Subsidiaries working at the Y5 Facility, (A) in the case of those that are employees of TMC, TMC shall use its reasonable best efforts to retrain or relocate such individuals to other TMC facilities, and (B) in the case of those that are employees of WD or any of its Subsidiaries, WD shall use its reasonable best efforts to retrain or relocate such individuals to other WD facilities, in each case to the maximum extent possible;

(iii) [***]; and

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(iv) [***].

(v) [***].

3.3 Consequences of Deadlock Termination. Section 9.1(f)(i) of the FF Master Agreement is hereby amended and restated in its entirety as follows:

“ (i) there shall be no capacity ramp-down rights or obligations,”.

4. MISCELLANEOUS

4.1 Term. This Agreement shall continue in full force and effect until the latest of (a) the termination of the FF Master Agreement, (b) the completion of the dissolution, liquidation and winding up of Flash Forward, and (c) the date on which a single Party owns all of the Interests.

4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such state without regard to the conflict of laws principles of such state, except where application of Japanese law is mandatory.

4.3 Further Assurances. Each Party shall from time to time, and shall cause its Affiliates who are party to any FF Operative Document from time to time to, at the reasonable request of the other Parties, and without further consideration (unless otherwise provided for under the FF Operative Documents), execute and deliver such instruments, cooperate and take any other actions as may be reasonably necessary to effectuate (i) the provisions of this Agreement and (ii) the transactions contemplated herein.

4.4 Other Terms. Further to Section 1.1 above, the general, miscellaneous, interpretive, non-disclosure and other terms and conditions provided in Appendix A shall apply to this Agreement as if set forth herein.

4.5 No Admission. Nothing in this Agreement shall constitute or be used as an admission, acquiescence, acknowledgement, or agreement by anyone as to the merit of any claims or defenses, whether or not asserted in any arbitration or other litigation, except to enforce the provisions of this Agreement or any part of any other agreement expressly amended herein. In addition, nothing in this Agreement shall constitute or be used as an admission in any arbitration, litigation, or other proceeding regarding the interpretation of any other agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

WESTERN DIGITAL CORPORATION		TOSHIBA MEMORY CORPORATION

By:	/s/ Michael C. Ray	By:	/s/ Yasuo Naruke
Name:	Michael C. Ray	Name:	Yasuo Naruke
Title:	Executive Vice President, Chief Legal Officer and Secretary	Title:	President and Chief Executive Officer

SANDISK LLC

By:	/s/ Michael C. Ray
Name:	Michael C. Ray
Title:	Sole Manager

SANDISK FLASH B.V.

By:	/s/ Michael C. Ray
Name:	Michael C. Ray
Title:	Director